Exhibit 99.1

Dyadic Announces Senior Management Changes and Other Events

JUPITER, Fla - October 1, 2007 - Dyadic International, Inc. (AMEX: DIL) announced today that on September 27, 2007, Dr. Glenn E. Nedwin resigned from all positions with Dyadic International, Inc. (the "Company"), including his positions as a member of the Company's Board of Directors (the "Board of Directors") and Executive Committee of the Board of Directors (the "Executive Committee"), interim President, Chief Scientific Officer and Executive Vice President of the Company and President of the Company's BioPharma Business. The Company has been advised that Dr. Nedwin has accepted a position with Danisco A/S.

The Company intends to commence a search to fill the position of Chief Scientific Officer and President of the Company's BioPharma Business, although no assurance can be given that the Company will be successful in the search, or the timing of any successful search, to replace Dr. Nedwin with a person of equal stature.

On September 29, 2007, the Executive Committee took the following personnel actions:

•	Wayne Moor, the Company’s interim Chief Executive Officer since April 23, 2007, was appointed as the Company's permanent Chief Executive Officer and President;
•
Lisa M. De La Pointe, the Company’s director of financial reporting and interim Chief Financial Officer, was appointed to serve as the Company’s Executive Vice President and permanent Chief Financial Officer; and

•	Alexander (Sasha) Bondar, the Company's Vice President, Strategy & Corporate Development, was appointed as the Company's Executive Vice President and Chief Business Officer.

The business experience of Mr. Moor, Ms. De La Pointe and Mr. Bondar is summarized on the Company’s website at www.dyadic.com.

On September 26, 2007, the Board of Directors expanded the membership of the Executive Committee to include all of the directors of the Company other than Mark Emalfarb. After the resignation of Dr. Nedwin on September 27, 2007, the Executive Committee is comprised of Harry Rosengart, Stephen Warner, Richard Berman and Wayne Moor. The Executive Committee, which had previously been created by the Board of Directors on April 23, 2007, was authorized by the Board of Directors to exercise all of the powers and authorities of the Board of Directors in the management of the business and affairs of the Company to the fullest extent permitted by applicable law and the Company's by-laws.

On September 25, 2007, Mark Emalfarb submitted an arbitration demand to the American Arbitration Association against the Company pursuant to the terms of his employment agreement dated as of April 1, 2001 as amended by the first amendment to employment agreement dated as of March 16, 2006. The arbitration demand contests the Company's termination for cause of Mr. Emalfarb's employment as Chief Executive Officer and President of the Company, as described in the Company's Current Report on Form 8-K filed with the SEC on September 24, 2007.

The Company also announced today that it intends to engage an investment banker to assist it in exploring strategic alternatives for the Company in order to maximize shareholder value. While the Company will commence exploring strategic alternatives, no timetable has been established and no assurance can be given as to the ultimate outcome of this initiative.

About Dyadic

Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Cautionary Statement for Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements." These forward-looking statements involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of these risks and uncertainties, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2006, and our subsequent filings with the SEC. Except as required by law, we expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:
Dyadic International, Inc.
Investor Relations, 561-743-8333
investors@dyadic.com
http://www.dyadic.com

or

Berkman Associates
Investor Relations Counsel
Neil Berkman, 310-826-5051
info@berkmanassociates.com